UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2008

SOY ENERGY, LLC

(Exact Name of Registrant as Specified in Charter)

Iowa	000-53112	20-4026473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 N. MAIN STREET P. O. BOX 663 MARCUS, IOWA		51035
(Address of principal executive offices)		(Zip Code)

(712) 376-2081

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐   (Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   (Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   (Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   (Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On June 24, 2008 (effective June 19, 2008), Registrant entered into a Crude Corn Oil Purchase Agreement (the “Agreement”) with Little Sioux Corn Processors, LLLP (LSCP), an Iowa limited liability limited partnership, in which Registrant will purchase 820,000 pounds of corn oil produced by LSCP per month. The following sets forth the major terms of the Agreement:

Price – The base price for the corn oil is $0.24 per pound F.O.B. LSCP’s ethanol plant. In addition to the Base Price, Registrant shall pay LSCP a monthly heating oil index payment equal to 89% of the NYMEX Heating Oil First Nearby Contract Average Daily Settlement Price for the calendar month less the Base Price multiplied by the number of pounds of corn oil purchased by Soy Energy from Seller during such calendar month. Purchase price will be increased or decreased by $0.0014 per pound of corn oil for each $0.01 gallon reduction or increase in the Federal Biodiesel Blenders Tax Credit. If the purchase price for the corn oil is less than $0.24 per pound at any time as a result of a reduction or discontinuation of the Federal Biodiesel Blenders Tax Credit, LSCP shall have the right to sell the corn oil to a third party purchaser, however, Registrant shall have the right of first refusal. In addition to the monthly heating oil index payment, Registrant shall pay to LSCP a freight incentive payment equal to $0.01 per pound for each pound of corn oil sold to Registrant. Registrant shall also pay LSCP a profitability incentive bonus equal to LSCP’s pro rata share (based upon LSCP’s percentage of total corn oil supplied to Registrant) of 10% of Registrant’s net income/profit for each fiscal year of Registrant.

Registrant will have an option to purchase LSCP’s output of corn oil in excess of 820,000 pounds upon the same terms and conditions as set forth in the agreement; provided, however, the purchase price per pound of corn oil shall be the prevailing market price as determined by Seller. If Registrant does not exercise this option to purchase, LSCP will then have the right to sell the excess corn oil to third parties.

Delivery – LSCP shall deposit all corn oil into a storage tank at LSCP’s ethanol plant. Registrant shall then, at Registrant’s sole expense, remove the corn oil from LSCP’s ethanol plant using Registrant’s trucks or such other carrier(s) as Registrant may select. Title to and risk of loss for all such corn oil purchased by Registrant from LSCP shall pass to Registrant upon the loading at the ethanol plant of the corn oil into the Registrant’s trucks or such other carriers as Registrant may select.

Term – The Agreement will have an initial term commencing on the date of the first delivery of corn oil to Registrant, not including any delivery for purposes of corn oil prequalification, for a period of three (3) years. After the initial term, the Agreement will automatically renew for consecutive one (1) year terms, unless terminated pursuant to the Agreement. If Registrant fails to provide a date of first delivery prior to June 30, 2010, LSCP may terminate the Agreement at its sole discretion.

Termination – This Agreement may be terminated prior to the expiration of the initial term or any renewal term as follows:

(a)	by either party, upon ninety (90) days written notice prior to the expiration of the initial term or any renewal term.
(b)	By LSCP, upon failure of Registrant to make any payment that is due under the Agreement and fails to cure the default within ten (10) days of receipt of written notice.
(c)

Except for a default excused by a force majeure event, by either party, in the event the defaulting party fails to perform any of its obligations hereunder and fails to remedy such nonperformance within thirty (30) days after receipt of written demand to correct such nonperformance from the non-defaulting party, unless such default cannot be corrected within thirty (30) days, then sixty (60) days.

(d)

By either party, at the sole discretion of that party upon written notice to the other party, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership or other insolvency proceeding or make any assignment or other arrangement for the benefit of creditors.

(e)	By LSCP, upon ninety (90) days written notice to Registrant, in the event that LSCP, at its sole discretion, ceases the production/separation of corn oil.

Termination of the Agreement will not prevent the terminating party from making any claims it may have for damages against a breaching party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOY ENERGY, LLC

June 30, 2008	/s/ Charles Sand
Date	Charles Sand, President